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                                              EXHIBIT 14.1

                                      ETHICS/INSIDER TRADING POLICY
                                      -----------------------------



                                            TABLE OF CONTENTS
                                            -----------------

How to Use This Booklet......................................................................... pg. 2
Principles of Human Rights...................................................................... pg. 3
Education/Communication......................................................................... pg. 4
Securities Trades By Company Personnel.......................................................... pg. 4
The Need for a Policy Statement................................................................. pg. 4
The Consequences................................................................................ pg. 5
Our Policy...................................................................................... pg. 5
When Personnel May Trade in Sturgis Bancorp, Inc. Stock......................................... pg. 6
Company Assistance.............................................................................. pg. 7
Business Ethics................................................................................. pg. 7
Confidential Information and Trade Secrets...................................................... pg. 8
Confidential Company Information and Trade Secrets.............................................. pg. 9
Information Acquisition  ....................................................................... pg. 10
Conclusion and Summary.......................................................................... pg. 12
Policy on Use of Communication Services and Equipment........................................... pg. 13
Internet Security Policy: Scope of Use of Electronic Media and Services......................... pg. 17
Governmental Affairs and Political Contributions................................................ pg. 23
Compliance with Antitrust Law................................................................... pg. 24
Conflicts of Interests, Investments, and Outside Business Interests of Officers/Employees....... pg. 25
Responsibility for Reporting.................................................................... pg. 27
Compliance/Administration....................................................................... pg. 28
Signature Page.................................................................................. pg. 29
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                                                        Adopted 5/10/92
                                                        Revised 9/03

                             ETHICS/INSIDER TRADING
                                     POLICY


How to Use this Booklet

Sturgis Bancorp, Inc. has long had a set of written policies dealing with rules of conduct to be used in conducting the business affairs of Sturgis Bancorp, Inc., its subsidiaries, and its affiliated companies (collectively the "Company"). It is very important that you understand the scope of those policies and learn the details of every one that relates to your job.

In order to do this, please take the following steps:

        1. Carefully read the summaries of each of the Sturgis Bancorp, Inc. policies in this booklet;

        2. If you have a concern or question, talk it over with your Supervisor, Manager, or Sturgis Bancorp, Inc. legal counsel; and/or

        3. Report your concerns or possible violations to the Bank President or Chairman.

Enclosed with this booklet is a Certificate of Compliance to be signed by you as a statement of your personal agreement to comply with the policies stated herein during the term of your employment with the Company. Please carefully review this booklet, then sign and return the Certificate of Compliance to Emily Haller, Vice President, Human Resources.

These policies are not an employment contract. The Company does not create any contractual rights by issuing these policies.

The Company reserves the right to amend, alter, and terminate policies at any time.






As a partner in the communities in which we operate, Sturgis Bancorp, Inc. believes it has a responsibility to conduct itself according to certain basic tenets of human behavior.


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

        Sturgis Bancorp, Inc. values are the platform upon which our human rights principles are built.

                                     Values

Respect
We treat others as we would like to be treated ourselves. We do not tolerate abusive or disrespectful treatment. Ruthlessness, callousness and arrogance don't belong here.

Integrity
We work with customers and prospects openly, honestly and sincerely. When we say we will do something, we will do it; when we say we cannot or will not do something, then we won't do it.

Communication
We have an obligation to communicate. Here, we take the time to talk with one another ... and to listen. We believe that information is meant to move and that information moves people.

Excellence
We are satisfied with nothing less than the very best in everything we do. We will continue to raise the bar for everyone. The great fun here will be for all of us to discover just how good we can really be.

                           Principles of Human Rights

o Sturgis Bancorp, Inc. stands on the foundation of its Vision and Values. Every employee is educated about the Company's Vision and Values and is expected to conduct business with other employees, partners, contractors, suppliers, vendors and customers keeping in mind respect, integrity, communication and excellence.

o At Sturgis Bancorp, Inc., we treat others as we expect to be treated ourselves. We believe in respect for the rights of all individuals and are committed to promoting an environment characterized by dignity and mutual respect for employees, customers, contractors, suppliers, partners, community members and representatives of all levels of Government.

o We do not and will not tolerate human rights abuses of any kind by our employees or independent contractors.

o We believe in treating all employees equally, regardless of gender, race, color, language, religion, age, ethnic background, political or other opinion, national origin, or physical limitation.

o We are dedicated to conducting business according to all applicable laws and regulations.

o We believe that playing an active role in every community in which we operate fosters a long-term partnership with the people with whom we come into daily contact. Strengthening the communities where our employees live and work is a priority. We focus community relations activities on several areas, with particular emphasis on education and promoting healthy families.

o We believe in offering our employees fair compensation through wages and other benefits.

o We believe that our employees and the employees of our contractors working in our facilities should have safe and healthy working conditions.

                             Education/Communication

Because we take these principles seriously, we should act decisively to ensure that all those with whom we do business understand our policies and standards.

Providing clearly written guidelines reinforces our principles and business ethics. Sturgis Bancorp, Inc. employees at all levels are expected to be active proponents of our principles and to report without retribution anything they observe or discover that indicates our standards are not being met.

Compliance with the law and ethical standards are conditions of employment, and violations will result in disciplinary action, which may include termination.

Furthermore, Sturgis Bancorp, Inc.'s contractors, suppliers, and vendors should be expected to uphold the same respect for human rights that we require of ourselves, and we should seek to include appropriate provisions in every new contract entered with these parties.

Securities Trades By Company Personnel

No director, officer, or employee of Sturgis Bancorp, Inc. or its subsidiaries or its affiliated companies (collectively referred to herein as "Company") shall, directly or indirectly, trade in the securities of Sturgis Bancorp, Inc., or any other Sturgis Bancorp, Inc. subsidiary or affiliated company with publicly-traded securities, or any other publicly-held company while in the possession of material non-public information relating to or affecting any such company, disclose such information to others who may trade, or recommend the purchase or sale of securities of a company to which such information relates. Advice should be sought in respect of equivalent requirements under other applicable jurisdictions from the Bank's legal counsel.


THE NEED FOR A POLICY STATEMENT

The Securities and Exchange Commission ("SEC") and the Justice Department actively pursue violations of insider trading laws.

In addition to responding to the Act, we are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

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THE CONSEQUENCES

This policy applies to all employees and Directors of the Company. It is intended to provide guidance to employees with respect to existing legal restrictions. It is not intended to result in the imposition of liability on employees that would not exist in the absence of such policy. Any breach of this policy, however, may subject employees to criminal and/or civil penalties.

The consequences of insider trading violations can be staggering:

FOR INDIVIDUALS who trade on inside information (or tip information to others):

        o A civil penalty of up to three times the profit gained or loss avoided;

        o A criminal fine (no matter how small the profit) of up to $1 million; and

        o       A jail term of up to ten years.

FOR A COMPANY (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

        o A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and

        o       A criminal penalty of up to $2.5 million.

Moreover, if an employee violates the Company's insider trading policy, the Company may impose sanctions against such individual, including dismissing him or her for cause.






OUR POLICY

If a director, officer, or any employee of the Company (as defined herein) has material non-public information relating to Sturgis Bancorp, Inc., it is the Company's policy that neither that person nor any related person may buy or sell securities of Sturgis Bancorp, Inc. or engage in any other action to take advantage of, or pass on to others, that information.

A transaction that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) does not constitute an exception. Even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

MATERIAL INFORMATION. Material information is any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock: in short, ANY INFORMATION WHICH COULD REASONABLY BE EXPECTED TO AFFECT THE PRICE OF THE STOCK.

TWENTY-TWENTY HINDSIGHT. If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

TRANSACTIONS BY FAMILY MEMBERS. The very same restrictions apply to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

TIPPING INFORMATION TO OTHERS. Whether the information is proprietary information about the Company or information that could have an impact on our stock prices, employees must not pass material non-public information on to others; this is called tipping. The above penalties may apply, whether or not you derive any direct benefit from another's actions.

WHEN INFORMATION IS PUBLIC. Information is "non-public" until it has been disseminated in a manner making it available to investors generally. This is typically satisfied by distribution of such information by means of a press release. However, even after such information is released to the press, you should wait a period of time (at least one business day and often two or three business days) before trading or disclosing such information to others. Again, it is a good idea to exercise caution and wait a longer period of time following the release of material information than you might first consider warranted.


WHEN PERSONNEL MAY TRADE IN STURGIS BANCORP, INC. STOCK

From time to time the company will announce "window periods" for conducting trades.

Executive Officers and directors are subject to certain restrictions and reporting requirements under the Securities Exchange Act of 1934. There are substantial potential penalties for violations. There are no clear rules setting forth the period during which an insider may safely purchase or sell the Company's securities. To reduce the risk involved, the Board of Directors at their September 20, 1999 meeting adopted the following resolution: Effective immediately, the following rule shall apply to insider trading in Company securities: That insiders confine trading in Company securities to a "window period" beginning on the third day following the date of release of quarterly or annual financial data and ending on the twelfth business day following such date. IN ANY CASE, THE INSIDER SHOULD AVOID TRADING IN COMPANY SECURITIES, WHETHER DURING "WINDOW PERIOD" OR NOT, AT ANY TIME WHEN IT MAY BE ARGUED THAT THE INSIDER HAD KNOWLEDGE OF MATERIAL NON-PUBLIC INFORMATION".
The President/CEO shall give notice to the affected parties, of window periods.

Any inquiries regarding stock must be referred to the CEO. All employees must refrain from answering questions regarding prices, availability of stock, trades, and other pertinent information.


COMPANY ASSISTANCE

No set of specific rules will be adequate in every circumstance. Any person who has any questions about specific transactions may obtain additional guidance from Mike Caywood of Dresser, Dresser, Haas & Caywood, P.C. Remember, however, that the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you act in good faith and use your best judgment.


BUSINESS ETHICS

Employees of Sturgis Bancorp, Inc., its subsidiaries, and its affiliated companies (collectively the "Company") are charged with conducting their business affairs in accordance with the highest ethical standards. An employee shall not conduct himself or herself in a manner which directly or indirectly would be detrimental to the best interests of the Company or in a manner which would bring to the employee financial gain separately derived as a direct consequence of his or her employment with the Company. Moral as well as legal obligations will be fulfilled openly, promptly and in a manner which will reflect pride on the Company's name.

Products and services of the Company will be of the highest quality and as represented. Advertising and promotion will be truthful, not exaggerated or misleading.

Agreements, whether contractual or verbal, will be honored. No bribes, bonuses, kickbacks, lavish entertainment, or gifts will be given or received in exchange for special position, price, or privilege.

Employees will maintain the confidentiality of the Company's sensitive or proprietary information and will not use such information for their personal benefit.

Employees shall refrain, both during and after their employment, from publishing any oral or written statements about the Company or any of its' officers, employees, agents, or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

Relations with the Company's many publics - customers, stockholders, governments, employees, suppliers, press, and bankers - will be conducted in honesty, candor, and fairness.

It is Sturgis Bancorp, Inc.'s policy that each "contract" exceeding $100,000 in value must be reviewed by one of our attorneys prior to its being submitted to the other parties to such "contract." By "contract" we mean each contract, agreement, bid, term sheet, letter of intent, memorandum of understanding, amendment, modification, supplement, fax telex, and other document or arrangement that could reasonably be expected to impose an obligation on any Sturgis Bancorp, Inc. entity in excess of $100,000. Loan contracts, using standard documentation, between the Bank's customers and the Bank are exempt from this standard. Other contracts of less than $100,000 must be approved by the CEO prior to execution and must be reported to the Bank's Board of Directors. Contracts for less than one year AND less than $10,000 are not required to be reported to the Board, but must still be approved by the CEO. Loans of $1,000,000 or more must have the documentation reviewed by the Bank's legal counsel. Please bear in mind that your conduct and/or your conversations may have, under certain circumstances, the unintended effect of creating an enforceable obligation; Consult with the legal counsel with respect to any questions you may have in this regard.

Additionally, it is Sturgis Bancorp, Inc.'s policy that the selection and retention of outside legal counsel be conducted exclusively by the Executive Committee of the Board. The only exception to this is for the Audit Committee. They maintain the right and ability to have outside counsel as it may relate to audit matters.

Laws and regulations affecting the Company will be obeyed. Illegal behavior on the part of any employee in the performance of Company duties will neither be condoned nor tolerated.


CONFIDENTIAL INFORMATION AND TRADE SECRETS

OWNERSHIP OF INFORMATION

All information, ideas, concepts, improvements, discoveries, and employee inventions, whether patentable or not, which are conceived, made, developed, or acquired by an employee, individually or in conjunction with others, during the employee's employment by Sturgis Bancorp, Inc., its subsidiaries, and its affiliated companies (collectively the "Company") (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the Company's business, products, or services shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company.

For this purpose, the Company's business, products, or services, include, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organization (or within the organization of acquisition prospects), marketing and merchandising techniques, and prospective names and marks.

Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings, or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Company.

If, during an employee's employment by the Company, the employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, computer programs, e-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company's business, products, or services, whether such work is created solely by the employee or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), the employee shall disclose such work to the Company.

The Company shall be deemed to be the author of such work if the work is prepared by the employee in the scope of his or her employment; or, if the work is not prepared by employee within the scope of his or her employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be deemed to be the author of the work. If such work is neither prepared by the employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then the employee hereby agrees to assign, and by these presents does assign, to the Company all of the employee's worldwide right, title and interest in and to such work and all rights of copyright therein.






CONFIDENTIAL COMPANY INFORMATION AND TRADE SECRETS

You may have access to or become aware of confidential and/or proprietary information of the Company - that is, information relating to the Company's business, which is not generally or publicly known. This information includes but is not limited to:

         Customer's personal financial data;
         Internal telephone lists and directories; bid, trading, and financial data; planned new projects and ventures; advertising and marketing programs; lists of potential or actual customers and suppliers; wage and salary or other personnel data; capital investment plans; changes in management or policies of the Company; suppliers' prices; and other trade secrets.

The Company's confidential or proprietary information could be very helpful to suppliers and the Company's competitors, to the detriment of the Company. Employees should use these means and, in disclosing or using Company confidential or proprietary information, should follow these guidelines.

        o Do not use, either for your own personal benefit or for the benefit of others, Company information that is not publicly known;

        o Do not disclose Company proprietary or confidential information to other employees or outsiders, except as required in the conduct of the Company's business;

        o Dispose of documents containing the Company's confidential or proprietary information with care so as to avoid inadvertent disclosure; and

        o Guard against inadvertently disclosing such information in public discussions where you may be overheard and in discussions with family members.

As a result of the employee's employment by the Company, the employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Each employee agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the Company's confidential business information and trade secrets.

These obligations of confidence apply even if the information has not been reduced to a tangible medium of expression (e.g., is only maintained in the minds of the Company's employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, and all other writings or materials of any type.)

INFORMATION ACQUISITION

Acquiring and having access to accurate and current market information is of significant interest to the Company. The Company therefore encourages employees to share within the company potentially useful information they receive. This includes information properly obtained from outside sources. On the other hand, using improper means to obtain trade secret information of others, or using such trade secret information, could expose the Company, or individual employees, to potentially significant civil fines or liabilities, or even criminal penalties. The use of improper means to obtain trade secret information and the use of others' trade secrets is therefore prohibited. This policy explains the types of information that employees are encouraged to obtain and the types of activities they can pursue in obtaining information, as well as the types of improper activities to obtain trade secret information that they are prohibited from engaging in.

PUBLICLY AVAILABLE INFORMATION. A vast amount of information is freely available to the public and the acquisition and use of this type of information is encouraged. Publicly available information includes information:

        o       found in books and magazines;

        o       available on the internet;

        o       made public by federal, state, or local government agencies;

        o       revealed in legal filings and pleadings;

        o disclosed or discussed in public places, at conferences or trade shows, or in specialized trade or technical publications;

        o       contained in patent applications or issued patents; and

        o obtainable from simple observation from the street or another legally permissible location.

While all of this information is publicly available, it is not necessarily widely known. To the degree that this information could have particular relevance to the Company, employees are encouraged to find this information and share it within the Company.

NON-PUBLIC, NON-"TRADE SECRET" INFORMATION. Certain information is not "public" in the sense that it is not published or widely available to the public, but neither is it a "trade secret". This would include, for example, information about a company that the Company itself made no effort to keep secret. Nothing would bar an employee from obtaining such information in a casual conversation and subsequently reporting or using that information. Accordingly, Company employees are encouraged to obtain, share, and use such non-public, non-trade secret information, PROVIDED that no improper means are used. If improper means are necessary to obtain information, a good chance exists that the party who would divulge the information knows that he or she should keep the information secret, thus raising the likelihood that the information could be considered a trade secret. "Improper Means" would include:

        o lying, engaging in deception, or creating a false impression in order to induce the disclosure of trade secrets;

        o       paying someone to reveal trade secrets;

        o       blackmailing or threatening someone to reveal trade secrets;

        o paying someone who had already improperly obtained trade secrets to reveal those secrets to you; and

        o engaging in any activity that is itself illegal (such as theft or computer "hacking") in order to obtain secrets.

The preceding list is not exhaustive. Other types of activity engaged in to obtain trade secrets could be considered "improper." Therefore, if you have any doubts about activities you are thinking of pursuing to obtain information, DO NOT ENGAGE IN THOSE ACTIVITIES until you have first discussed them with the Company's Legal Counsel. Only if you have first obtained the advice and clearance of the Company's Legal Counsel may you engage in any activity of a questionable nature to obtain information from others.


CONCLUSION AND SUMMARY

If an employee has any questions concerning the meaning of the laws summarized in this Policy, the employee should contact the Company's Legal Counsel.

Upon signing the Certificate of Compliance, an employee acknowledges and agrees that:

        1. the business of the Company is highly competitive, and its strategies, methods, books, records, and documents, its technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning its customers and its business affiliates all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over its competitors;

        2. the protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position;

        3. he or she will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder;

        4. the Company shall be a third party beneficiary of the employee's obligations under this policy; and

        5. he or she agrees to act with honesty, candor, and fairness with respect to competitors and third parties and to comply in all respects with applicable laws prohibiting the misappropriation of trade secrets, copyright infringement, or the use of counterfeit or spurious trademarks.

All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, and all other writings or materials of any type made by, or coming into possession of, employee during the period of employee's employment by the Company which contain or disclose confidential business information or trade secrets of the Company shall be and remain the property of the

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Company. Upon termination of employee's employment by the Company, for any reason, employee promptly shall deliver the same, and all copies thereof, to the Company.


POLICY ON USE OF COMMUNICATION SERVICES AND EQUIPMENT

The term "Communication Services and Equipment" as used in this Policy and the accompanying Procedures shall mean any and all communications systems or equipment owned or possessed by Sturgis Bancorp, Inc., its divisions, its subsidiaries, and its affiliated and related companies (the "Company"), or used in connection with the Company's business, including but not limited to, telephones, facsimile machines, computers, computer modems, special long-distance services, cellular phones, voice mail, pagers, electronic mail, mail and delivery services, storage means of all types for the physical or electronic storage of the Company's information or data, transaction services, or any other services of any nature whatsoever in connection with any communication systems necessary or desirable to promote the conduct of the Company's business.

                     GENERAL APPLICATION OF THIS POLICY AND
                           THE ACCOMPANYING PROCEDURES

This policy and the accompanying procedures apply to all employees, third party contractors, guests, licensees, or invitees of the Company who utilize, possess, or have access to the Company's Communication Services and Equipment (cumulatively referred to herein as the "Users" of the Company's Communication Services and Equipment).

                GENERAL POLICY OF THE COMPANY WITH RESPECT TO ITS
                      COMMUNICATION SERVICES AND EQUIPMENT

COMPUTER POLICY REFERENCE
-------------------------

It is the general policy of Company:

        o To provide or contract for effective Communication Services and Equipment for use by the Company in connection with its business;

        o To preserve and protect the confidentiality of the information and data of the Company and its customers and contractors;

        o To preserve and protect the legal privileges provided by the law with respect to attorney/client communications, work product, and investigations of the Company and its customers and contractors; and

        o To operate and maintain the Company's Communication Services and Equipment in a manner that is in full compliance with the law.


LIMITS ON EXPECTATIONS OF PRIVACY

        1. The Company reserves the right to monitor on a continuous basis the contemporaneous communications of its functions, such as communications conducted on the telephones used in connection with certain training functions and communications conducted on the telephones. There should be no expectation of privacy by anyone with respect to communications conducted on those telephones.

        2. The Company reserves the right to monitor on a contemporaneous basis communications transmitted by or stored within its Communications Services and Equipment in the ordinary course of the Company's business to ensure that no improper, illegal, or criminal activities or being conducted. Such monitoring shall be effected in accordance with the provisions of the Omnibus Crime Control and Safe Streets Act, as amended by the Electronic Communications Privacy Act of 1986 and shall be effected only if authorized by an officer of the Company.

        3. The Company reserves the right to access e-mail messages, voice mail messages, data, or information stored on the Company's computers or other electronic devices or media owned or controlled by the Company or comprising the Company's Communication Services and Equipment. Therefore, there should be no expectation of privacy with respect to such stored e-mail messages, voice mail messages, data, or information.

        4. Because all of the Company's Communication Services and Equipment are the property of the Company, the Company reserves the right to monitor its Communication Services and Equipment to ensure that its property is being properly and legally used.

        5. Users do not have a personal privacy right in any data or information created, received, or sent on the Company's Communication Services and Equipment. Any data or information transmitted or stored on the Company's Communication Services and Equipment, whether or not they relate or pertain to the Company's business, goods, or services, may be accessed by the Company. Any employee or contractor who elects to utilize the Company's Communication Services and Equipment to transmit or store data or information recognizes that the Company may access and monitor such data or information and has no obligation to continue to store such data and information.


OWNERSHIP AND CONFIDENTIALITY OF INFORMATION

        1. All of the Company's Communication Services and Equipment are the property of the Company. Any and all communication, data, or information created, received, or sent on the Company's Communication Services and Equipment are the property of the Company. Users have no right, title, or interest in such Communication Services and Equipment or in any communications, data, or information created, received, or sent on the Company's Communication Services and Equipment. All means of identifying communications, such as the use of domain names on the Internet or other networks or systems, that embody or use the Company's image, names, or marks shall belong to the Company.

        2. This Policy and the accompanying Procedures do not modify in any way the Company's policy that the Company is and remains the owner of all information created by the Company's employees during their employment by the Company that relates to the business, goods, or services of the Company, irrespective of where such information is stored or maintained, e.g., in electronic form on the hard drives of the Company's computers, in electronic form in servers maintained by the Company as part of its network, or in diskettes or computers purchased by the Company that are possessed by the employees.

        3. This Policy and the accompanying Procedures do not modify in any way the Company's policy that Users remain obligated to protect the confidentiality of the Company's information irrespective of where such information is stored or maintained, e.g., in electronic form on the hard drives of the Company's computers, in electronic form in servers maintained by the Company as part of its network, or in diskettes or computers purchased by the Company that are possessed by the employees.

                ACCEPTANCE, DISCIPLINARY ACTION, INTERPRETATION,
                                AND MODIFICATION

Employment by the Company, agreement by a contractor to do business with the Company, or use of the Company's Communication Services and Equipment by a User each constitutes ACCEPTANCE of and CONSENT to the terms of this POLICY and accompanying PROCEDURES.

Improper use of the Company's Communication Services and Equipment may result in discipline, up to and including termination.

Questions about interpretation of this POLICY and the accompanying PROCEDURES should be referred to the Company's Legal Counsel.

                                     Purpose

To set forth the procedures for the use of the Company's Communication Services and Equipment in accordance with the Policy.

             General Application of the Policy and these Procedures

The POLICY and these PROCEDURES apply to all Users of the Company's Communication Services and Equipment.



Requirements for the use of the Company's Communication Services and Equipment

        1. The Company's Communication Services and Equipment should be used for Company purposes only. Employees should limit use of the Company's Communication Services and Equipment for personal purposes to those circumstances where such personal use enhances such employee's efficiency during office hours or otherwise does not detract from such employee's activities on behalf of the Company. When personal usage is unavoidable, employees must properly log any user charges and reimburse the Company for them. However, whenever possible, personal communications that incur user charges should be placed on a collect basis or charged directly to the employee's personal credit card or account. Users may not use the Company's Communication Services and Equipment for non-Company businesses, such as "moonlighting" jobs.

        2. Users should not utilize the Company's Communication Services and Equipment to send or receive private, personal messages they do not wish monitored or accessed by the government, third parties, or the Company.

        3. Users shall refrain absolutely from any activity that may cause harm or Damage to the Company's Communication Services and Equipment or any communications, data, or information transmitted by or stored within such Communication Services and Equipment.

        4. Users may not use the Company's Communication Services and Equipment for or in connection with any illegal or criminal activity. Users may not use the Company's Communication Services and Equipment for any activity which violates any Company policy. For example, Users may not use the Company's Communication Services and Equipment to copy, duplicate, or use software that is not properly licensed or the use of which infringes the copyright of a third party. Users may not use the Company's Communication Services and Equipment to infringe third party intellectual property rights. Accordingly, Users should download information and software from the Internet and other public or third party systems into communications systems and equipment only when such downloads do not infringe on third party copyrights or intellectual property rights.

        5. No confidential or proprietary information of the Company and no Privileged communications (e.g., attorney/client communications) may be transmitted via public electronic communication systems unless the transmissions are properly encrypted and no third party copyright or intellectual property rights are violated.

        6. Users may not use the Company's Communication Services and Equipment to forward messages without a legitimate business purpose under circumstances likely to lead to embarrassment of the sender or to violate a clearly expressed desire of the sender to restrict additional dissemination.

        7. Users may not connect incompatible equipment to the Company's Communication Services and Equipment. Users may not use in the Company's

                Communication Services and Equipment any software that is infected with a virus. If any such software is found to be infected with a virus, Users will immediately alert systems management to remove the virus.

        8. Employees and contractors must understand that whatever they reduce to a tangible form and maintain in their physical or electronic files may possibly, under the appropriate circumstances, be discovered by third parties in litigation. Employees and contractors are cautioned that all such documents must comply with the Company's policies with respect to the protection of confidential information, the Company's policies with respect to the protection of privileged communications, and the Company's document retention policies.

        9. Users may not use the Company's Communication Services and Equipment to transmit "chain" letters.

        10. Users should keep the number of messages and data stored in the Company's Communication Services and Equipment under control and should purge old Communication Services and Equipment messages and data regularly.

        11. Employees should exercise care so that no personal correspondence appears to be an official communication of the Company. Personalized Company stationery and business cards may only be issued by the Company and may only be used in connection with Company business. Employees may not use the Company's address for receiving personal mail or use Company stationery or postage for personal matters.


INTERNET SECURITY POLICY:  SCOPE OF USE OF
                          ELECTRONIC MEDIA AND SERVICES

                Introduction - General Application of this Policy

This Internet Security Policy defines roles, responsibilities, and policies for the Company's employees, agents, and contractors using the Company's communications facilities to access third party electronic media and services such as the Internet.

As an advanced technology company, we increasingly use and exploit electronic forms of communication and information exchange. Company employees, agents, and contractors may have access to one or more form of electronic media and services, computers, e-mail, telephones, voicemail, fax machines, external electronic bulletin boards, wire services, on-line services, and the Internet. The Company encourages the use of these media and associated services because information technology is part of our business, because they make communication more efficient and effective, and because they are valuable sources of information about vendors, customers, new products, and services. However, Company-provided access to electronic media and services (e.g., an Internet account) are the Company's property, and their purpose is to facilitate Company business.

Because of the rapidly changing nature of electronic media, and because the "netiquette" is developing among users of external on-line services and the Internet, this Internet Policy cannot lay down rules to cover every situation. Instead, this Internet Policy expresses the Company's philosophy and sets forth general principles to be applied to the use of electronic media and services. This Internet Policy applies to all Company employees, agents, and contractors using electronic media and services which are; accessed on or from Company premises; accessed using Company computer equipment or via Company-paid access methods; and/or used in a manner which identifies the individual with the Company. Collectively, and individually, such individuals will be referred to in the Policy as "Internet Users".

Use of Company-provided access to the Internet is intended to be primarily for the Company's business-related purposes. Internet access is monitored, and actual web-site connections are recorded. Excessive use of Company-provided access to the Internet for non-business-related purposes will result in loss of access privileges.


PROCEDURES, GUIDELINES, AND RESTRICTIONS


Accounts and Account Passwords

        (a) Internet Users are responsible for the security of their account password(s) and will be held responsible for all use or misuse of their account. Internet Users must maintain secure passwords to their account. Internet Users accessing the Internet over a Company network may be required to use an ID and password at the firewall (in addition to their usual LAN sign on). Passwords are machine generated and will be changed every thirty days. Internet Users must follow all directions of the Company's system administrators with respect to security of passwords and take reasonable precautions against unauthorized access.

        (b) Remote login to the Company network is prohibited unless permission to do so is granted. Do not remotely log into (or otherwise use) any workstation or computer not designated explicitly for public logins over the Company network--even if the configuration of the computer permits remote access-- unless you have explicit permission from the owner and the current user of that computer to log into that machine.

        (c) Access to selected Internet hosts or networks which the Company designates as inappropriate may be denied. You may not use any account set up for another Internet User and you may not attempt to find out the password of a service for which you have not been authorized, including accounts set up for other Internet Users.

                (i) File Transfer Protocol ("FTP") may be used to initiate transfer of data from/to specified Company hosts and from/to selected Internet hosts. Initiation of FTP sessions to Company hosts from the Internet is prohibited.

                (ii) Access to "network news" is allowed with restrictions. The Company will apply filters as appropriate to block certain news groups.

                (iii) Access to the "World Wide Web" is permitted. Inappropriate sites may be blocked from the Company network.

                (iv) All services not explicitly allowed are prohibited. Use of games or other non-work related objects over the Internet is prohibited.

        (d) Network services and World Wide Web sites can and do monitor access and usage and can identify at least which company--and often which specific individual--is accessing their services. Thus, accessing a particular bulletin board or Website leaves Company-identifiable electronic "tracks" even if the Internet User merely reviews or downloads the material and does not post any message. As a general rule, all Internet use should be conducted with this in mind so as to always portray the Company as a reputable company and to maintain its reputation and goodwill.


INTENDED USES

Electronic media and services are primarily for Company business use. All Company systems and related equipment are intended for the communication, transmission, processing, and storage of Company-authorized information. Limited, occasional, or incidental use of electronic media (sending or receiving) for personal, non-business purposes is understandable and acceptable--as is the case with personal phone calls. However, Internet Users need to demonstrate a sense of responsibility and may not abuse the privilege.

                         Assuring Ethical and Legal Uses

        (a) Electronic media may not be used for knowingly transmitting, retrieving, or storing any communication which is (i) discriminatory, harassing, or threatening, (ii) derogatory to any individual, (iii) obscene, (iv) defamatory, (v) a "chain letter" or junk mail, (vi) untrue or fraudulent, (vii) illegal or against Company policy or contrary to the Company's interest, or (viii) for personal profit.

        (b) In downloading any material from the World Wide Web or by FTP transfer, or in distributing any material by e-mail or FTP transfer, you must bear in mind any proprietary or intellectual property rights of third parties in the material. You must not and may not copy material where such copying would infringe the proprietary or intellectual property rights of third parties. Such infringement is an offense, which may render you liable for civil claims and, where appropriate, may also be a criminal offense.

        (c) You may not download or store any indecent or obscene material from the

                World Wide Web, or any such material received by e-mail or by FTP transfer, and you may not distribute any such material by FTP transfer or by e-mail.

        (d) No e-mail or other electronic communications may be sent which attempt to hide the identity of the sender or represent the sender as someone else or as someone from another company. Whenever Internet Users send e-mail, Internet User name, Internet User ID, and the Company's name are included in each e-mail message. Internet Users are solely responsible for all electronic mail originating from their Internet User id. When using the Company's e-mail facilities, the following are prohibited: (i) forgery or attempted forgery of e-mail messages; and (ii) reading, deleting, copying, or modifying the e-mail of others.

        (e) Employees must respect the confidentiality of other people's electronic communications and may not attempt to (i) "hack" into third party systems, (ii) read other people's logins or "crack" passwords, (iii) breach computer or network security measures, or (iv) intercept or monitor electronic files or communications of other employees or third parties, except by explicit direction of Company management.

        (f) Many software programs and computer data, and related materials such as documentation, are owned by individual users or other companies and are protected by copyright and other laws, together with licenses and other contractual arrangements. Anyone obtaining electronic access to another company's or individual's materials must respect all rights (including copyrights) therein, and may not copy, retrieve, modify, disclose, examine, rename, or forward such materials except as permitted by the person owning the data, software programs, and/or other materials. Such restrictions include:

                (i)     copying programs or data;

                (ii)    reselling programs or data;

                (iii) using programs or data for non-Company business purposes;

                (iv)    using programs or data for personal financial gain;

                (v) using programs or data without being one of the licensed individuals or groups; and

                (vi) publicly disclosing information about software programs without the owner's permission.

FAILURE TO ABIDE BY THESE RESTRICTIONS MAY SUBJECT EMPLOYEES TO CIVIL AND/OR CRIMINAL PROSECUTION.



CONSENT TO MONITORING

Electronic information created and/or communicated by an Internet User using e-mail, word processing, utility programs, spreadsheets, voicemail, telephones, Internet/Bulletin Board System (BBS) access, etc. may be monitored by the Company, and the Company reserves the right to engage in monitoring activities:

        (a) The Company routinely monitors usage patterns for both voice and data communications (e.g., number called or site accessed; call length; times of day when calls were initiated). Reasons include cost analysis/allocation and the management of our gateway to the Internet.

        (b) The Company also reserves the right, in its discretion, and the employee upon signing the Certificate of Compliance consents to such action from the Company, to review and disclose any electronic files and messages (including e-mail) and usage to the extent necessary to ensure that electronic media and services are being used in compliance with the law and with this and other Company policies. The Company may also find it necessary to monitor the system for signs of illegal or unauthorized entry. Accordingly, the Company reserves the right, in its discretion, and the undersigned hereby consents to such action by the Company, to intercept and disclose any electronic files and messages (including e-mail) at any time with or without prior notification to the users or owners of such files or resources. The undersigned hereby waives any right to privacy in such electronic files.

        (c) Employees should therefore understand that electronic communications are not totally private and confidential. Sensitive or confidential information should be transmitted by more secure means.


ASSURING PROPER USE OF THE COMPANY'S SYSTEM RESOURCES

Electronic media and services should be used in an efficient and economical manner and not in a way that is likely to cause network congestion or significantly hamper the ability of other people to access and use the Company's computer systems. Any software that is designed to destroy data, provide unauthorized access to the Company's computer systems, or disrupt computing processes is prohibited.

CONFIDENTIALITY AND ENCRYPTION

In accordance with the Policy on Use of Communication Services and Equipment, Internet Users will maintain the confidentiality of the Company's confidential and/or proprietary information and will not use such information for their personal benefit. Any messages or information sent by an Internet User to one or more individuals via an electronic network (e.g., bulletin board, on-line service, or Internet) are statements identifiable and attributable to the Company. While some users include personal "disclaimers" in electronic messages, it should be noted that there would still be a connection with the Company, and the statement might still be legally imputed to the Company. All communications sent by employees via a network must comply with this and other

Company policies and may not disclose any confidential and/or proprietary Company information.

Protecting information that is material to Sturgis Bancorp, Inc. business decision making is a vital part of maintaining our competitive edge. To that end, Sturgis Bancorp, Inc. will take steps to protect propriety information while insuring that the necessary transparency for an information-driven business is maintained.

In keeping with the Policy on Use of Communication Services and Equipment, Sturgis Bancorp, Inc. employees, contractors, and consultants are prohibited from posting or otherwise contributing Sturgis Bancorp, Inc. related information to internet message/bulletin boards. Additionally, access to certain internet sites through Sturgis Bancorp, Inc. may be monitored or restricted. Including sites that comment on or predict financial performance of the company.

To ensure the Company's continuous access to information on the Company's computer systems, no Internet User shall use personal hardware or software to encrypt any e-mail, voicemail, or any other data stored in or communicated by the Company's computer systems, except in accordance with express prior written permission from the Company's management. Should an Internet User have a need to use security measures to encrypt any e-mail, voicemail, or any other data stored in or communicated by the Company's computer systems, such Internet User should contact the appropriate information systems personnel to assist in and facilitate such encryption. The Company will retain the encryption keys for all encrypted data stored in or communicated by the Company's computer systems, except in accordance with express prior written permission from the Company's management. Because there may be a need for the Company to access an Internet User's system or files when he/she is away from the office, Company management, at their discretion, may request that authorized systems personnel reset the password of an Internet User who uses any security measures on an company-supplied PC, Macintosh, UNIX workstation, or any other Company-supplied workstation for Company use if required.

To meet the Company's public disclosure responsibilities as required by the Securities and Exchange Commission and to ensure that we are communicating a consistent message, public disclosure restrictions apply to interactions over the Internet as well as any other methods of communications. Any employee found to be abusing the privilege of Company-facilitated access to electronic media or services will be subject to corrective action up to and including termination and will risk losing Internet User privileges for himself/herself and possibly for other employees.

Any unauthorized attempts to penetrate or subvert Company computer systems will be thoroughly and promptly investigated and resolved on a case-by-case basis. If circumstances warrant, such attempts will be vigorously pursued and prosecuted to the full extent of the law.

GOVERNMENTAL AFFAIRS AND POLITICAL CONTRIBUTIONS

The Company's official policy concerning all governmental, political, and public matters in which the Company has an interest shall be determined and announced by the Executive Committee of Sturgis Bancorp, Inc. Board of Directors. No alteration of or deviation from such official policy will be made without the approval of the Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc.

The Company employs governmental relations and public policy personnel who are assigned the responsibility of fulfilling its corporate public affairs responsibility, communicating with public bodies and officials pertaining to the Company's position on public policy questions and maintaining the goodwill and understanding of public officials.

Communications of the Company's position to public officials or bodies by personnel of the Company and its subsidiaries must be coordinated with the CEO or CFO of the Bank.

The Company may also provide factual information to employees and stockholders concerning the impact on the Company of specific issues, legislation, and other governmental, political, and public matters. Such communications must be approved by the Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc. or the President and Chief Operating Officer of Sturgis Bancorp, Inc.

To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines will be followed:

        l. No funds, assets, or services of the Company will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by the Chairman of the Board or President of Sturgis Bancorp, Inc.

        2. If eligible under applicable foreign and U.S. law, Company contributions to support or oppose public referenda or similar ballot issues are permitted, but only with advance approval of the Chairman of the Board or President of Sturgis Bancorp, Inc.

        3. Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Company sponsored and approved political support funds. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by the Company as a business expense. Political action committees are permitted under U.S. law.

Under no circumstances will any activity be authorized or undertaken by an employee which violates the provisions of the Foreign Corrupt Practices Act, federal and state election laws, bribery, or other applicable domestic or foreign laws.

The Company encourages its employees, management, and stockholders to exercise their voting rights and take an active interest and participate in public affairs at local, state, and national levels.

Employees, regardless of their Company position, are free to express their views on public affairs matters through political or non-political measures of their choice and engage in partisan political activities. Employees should conduct themselves in contacts with others so as to make clear that the views expressed are their own and not those of the Company.




COMPLIANCE WITH ANTITRUST LAWS

All employees of the Company are expected to comply fully with all applicable federal, state, and foreign antitrust laws. Whenever any doubt exists as to the legality of any action or arrangement, such transaction must be submitted to Company legal counsel for prior approval and continuing review. Both the spirit and the letter of antitrust laws are to be followed, so as to avoid creating any unlawful restraints on competition or the appearance of any unlawful restraints.

In the United States, certain types of agreements with third parties, including competitors, suppliers, or customers, are unlawful per se under federal antitrust law. That is, such agreements are automatically in violation of such laws, regardless of the agreement's commercial reasonableness, its purpose, or its actual effect on competition. Other agreements with competitors or customers, although not unlawful per se, may be unlawful under the antitrust "rule of reason."

Formal or informal arrangements with actual or potential competitors (a broadly defined group) which limit or restrict competition may constitute per se violations. Such unlawful agreements include those which: fix, stabilize, or control prices (also a broadly defined term which includes not only price but any element of price such as credit terms, discounts, freight rates, etc.) or terms or conditions of sale; allocate products, markets, customers, or territories; boycott customers or suppliers; or limit or prohibit a party from carrying on a particular commercial enterprise. To assure compliance with antitrust laws, Company employees are not to enter into any discussion or arrangement with an actual or potential competitor which could result in any such per se violation.

Certain types of restrictive understandings between a customer and supplier are also deemed to be anticompetitive and may be per se antitrust violations. Some such agreements are clearly per se illegal, such as an agreement between a supplier and a distributor setting the distributor's minimum resale prices. Others may be per se illegal if the party imposing the agreement has market power, such an agreement imposing a requirement of reciprocal dealing, (for example, an agreement that one party buys goods from another only or the understanding that the second party will buy goods from the first), or tying a customer's right to buy one product or service to the obligation to buy another. These possible per se illegal arrangements must not be agreed to or discussed with a customer, absent prior review and approval by Company counsel that the arrangement is lawful.

Agreements that do not unambiguously injure competition (i.e., that are not per se illegal) are analyzed under the antitrust rule of reason. Under the antitrust "rule of reason" test, a court determines whether a particular agreement acts as an "unreasonable" restraint on trade and thus is anticompetitive and unlawful. Such a determination is based on a particular set of facts and circumstances, including the terms of the agreement, the purposes, the relationship of the parties, and the probable effects on competition. Since the circumstances surrounding any arrangement change from time to time, it is essential that agreements which could potentially cause an unreasonable restraint on trade be subject to continuing review by Company legal counsel.

Unilateral action by the Company (in other words, conduct not involving an agreement) may also violate the antitrust laws. Any transaction or practice that would appear to result in the Company gaining a monopoly in a particular line of business in a particular market or geographic area, or which indicates an intent to drive a competitor out of business or to prevent a competitor from entering a market, should therefore be avoided and discussed with Company legal counsel.

Also, discriminating pricing can violate a complicated antitrust statute known as the Robinson-Patman Act.

The sanctions resulting from violations of the antitrust laws can be severe, both as to corporations and as to individuals; they include both criminal penalties and civil treble damages. Whenever any question arises as to the significance or application of antitrust laws, Company legal counsel must be consulted, and any agreements with possible antitrust implications shall be made only with prior approval of Company legal counsel.

International operations may be subject to antitrust laws of either the United States or foreign countries, so employees should be aware of the implication of any such laws to Company transactions.

                    CONFLICTS OF INTERESTS, INVESTMENTS, AND
              OUTSIDE BUSINESS INTERESTS OF OFFICERS AND EMPLOYEES

Employees of the Company have inquired from time to time as to the propriety of their association with, or the investment of their personal funds in, business enterprises similar in character to certain activities of the Company. In response, the Company has established certain principles for the guidance of officers and employees with respect to personal business and investment interests.

The primary consideration of each full-time (regular as well as temporary) officer and employee should be the fact that the employer is entitled to expect of such person complete loyalty to the best interests of the Company and the maximum application of skill, talent, education, etc., to the discharge of his or her job responsibilities, without any reservations. Therefore, it follows that no full-time officer or employee should:

        (a) Engage in any outside activity or enterprise which could interfere in any way with job performance;

        (b) Make investments or perform services for his or her own or related interest in any enterprise under any circumstances where, by reason of the nature of the business conducted by such enterprise, there is, or could be, a disparity or conflict of interest between the officer or employee and the Company; or

        (c) Own an interest in or participate, directly or indirectly, in the profits of any other entity which does business with or is a competitor of the Company, unless such ownership or participation has been previously disclosed in writing to the Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc. and such officer has determined that such interest or participation does not adversely affect the best interests of the Company.

Notwithstanding any provision to the contrary in this Policy on investments, securities of publicly owned corporations which are regularly traded on the open market may be owned without disclosure if they are not purchased as a result of confidential knowledge about the Company's operations, relations, business, or negotiations with such corporations.

If an investment of personal funds by an officer or employee in a venture or enterprise will not entail personal services or managerial attention, and if there appears to be no conflict or disparity of interest involved, the following procedure nevertheless shall be followed if all or any part of the business of the venture or enterprise is identical with, or similar or directly related to, that conducted by the Company, or if such business consists of the furnishing of goods or services of a type utilized to a material extent by the Company:

        (a) The officer or employee desiring to make such investment shall submit in writing to the Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc. a brief summary of relevant facts; and

        (b) The Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc. shall consider carefully the summary of relevant facts, and if he concludes that there appears to be no probability of any conflict of interest arising out of the proposed investment, the officer or employee shall be so notified and may then make the proposed investment in full reliance upon the findings of the Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc.

In the event the Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc. should desire to make such an investment, he or she may do so only upon approval of the majority of a quorum of the Executive Committee of the Board of Directors of Sturgis Bancorp, Inc. other than himself, at any regular or special meeting of such Committee.

Every officer and employee shall be under a continuing duty to report, in the manner set forth above, any situation where by reason of the economic or other interest in an enterprise there is then present the possibility of a conflict or disparity of interest between the officer or employee and the Company. This obligation includes but is not limited to (1) any existing personal investment at the date of promulgation of this policy, (2) any existing personal investment at the time of employment of any officer or employee by the Company, and (3) any existing personal investment, whether or not previously approved, which may become in conflict with the provisions of this policy because of changes in the business of the Company or changes in the business of the outside enterprise in which investment has been made.

In the event of a finding by the Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc. (or by the Executive Committee of the Board of Directors of Sturgis Bancorp, Inc., if applicable) that a material conflict or disparity of interest does exist with respect to any existing personal investment of an officer or employee, then, upon being so notified, the officer or employee involved shall immediately divest himself or herself of such interest and shall notify the Chairman and Chief Executive Officer of Sturgis Bancorp, Inc. (or the Executive Committee, if applicable) in writing that he or she has done so.

                          RESPONSIBILITY FOR REPORTING

The Company has established a reporting system that allows officers, employees, and other agents of the Company to report violations of any of the Policies set forth in this booklet, or other Company policies, as well as any suspected criminal conduct by any officer, employee, or agent of the Company relating to the performance of his or her duties.

Upon observing or learning of any such violation or criminal conduct, employees should report the same by writing a letter describing the suspected violation or criminal conduct with as much detail as possible and sending the letter to:



         ERIC EISHEN
         CONFIDENTIAL - CONDUCT OF BUSINESS AFFAIRS
         P.O. BOX 600
         STURGIS, MICHIGAN  49091

Employees may also report the same by telephoning the Office of the Chairman of the Company, Lawrence Franks at Burr Oak Tool & Guage Company (269) 651-9393. If an employee places the call from his or her extension, or an outside line, the message will be completely anonymous. Similarly, e-mail addressed to the OFFICE OF THE CHAIRMAN will also be completely anonymous.

The Employee may (but is not required to) sign the letter or e-mail. Anonymous letters and anonymous e-mail will be investigated and acted upon in the same manner as letters and e-mail which contain a signature. All letters and e-mail should contain as much specific detail as possible to allow the Company to conduct an investigation of the reported matter.


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

All letters, e-mail, and telephone calls submitted shall be kept in confidence and acted upon only by designated objective Company personnel unless disclosure is required or deemed advisable in connection with any governmental investigation or report, in the interest of the Company, or in the Company's legal handling of the matter. The Company will not condone any form of retribution upon any employee who uses the reporting system in good faith to report suspected wrongdoers, unless the individual reporting is one of the violators. The Company will not tolerate any harassment or intimidation of any employee using the reporting system.

                           COMPLIANCE: ADMINISTRATION

It is a condition of new or continued employment that each employee accepts the responsibility of complying with the foregoing policies. The Company will require each employee of the Company to complete and submit a statement in a form designated by the Company pertaining to such employee's agreement to and compliance with the policies set forth in this booklet. The Company reserves the right to request any employee to complete and submit such statement at any time or as frequently as the Company may deem advisable.

The Chairman of the Board and Chief Executive Officer of Sturgis Bancorp, Inc. may from time to time at the Chairman's discretion delegate any of the responsibilities to be fulfilled by the Chairman as hereinabove set forth. Such delegation may be made to any executive officer of the Company.

An employee who violates any of these policies is subject to disciplinary action including but not limited to suspension or termination of employment, and such other action, including legal action, as the Company believes to be appropriate under the circumstances.


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

                                 ACKNOWLEDGMENT
                                 --------------








        I,________________________________, hereby acknowledge the receipt of a copy of Sturgis Bancorp, Inc. Ethics/Insider Trading Policy and state that I have read and understand its contents.





                                _________________________________/___________
                                           Signature                 Date





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